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                                                                   Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 19, 2000 (except as to Note 8, as to which the date is September 25, 2000) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-46606) and related Prospectus of Loudcloud, Inc. for the registration of shares of its common stock.

    Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

San Jose, California

November 13, 2000